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                                                        Exhibit 10(P)(1)

                                SALES AGREEMENT

             Uvex Safety Inc.           GE Plastics
             10 Thurber Blvd.           One Plastics Avenue
             Smithfield, RI 02917       Pittsfield, MA 01201


        General Electric Company (GE Plastics) agrees to sell to Uvex Safety (Customer) and Customer agrees to purchase the products specified according to the terms and conditions of this agreement.

Duration of Agreement:

        Effective Date: January 1, 1996  Expiration Date: December 31, 1996

Product:

        Attachment "A" LEXAN(R) Resin

Estimated Requirements:         1,700,000 lbs.

Customer Terms:

Payment:        1% discount 10 days, Net 30 from date of invoice.

Shipment:       Delivery FOB destination point.  Minimum freight prepaid to destinations within the contiguous United States by carrier of seller's choice.

Conditions of Sale:     Standard Conditions of Sale applying to products sold
                        by GE Plastics as indicated on reverse side.


Approved: /s/ W. STEPAN                  Approved: /s/ THOMAS M. SCHLEICHER
          ---------------------                    --------------------------
            (Uvex Safety, Inc.)                    (General Electric Company)

Date:     6/14/96                       Date:             6/20/96
          ---------------------                    --------------------------

(R) Registered Trademark of General Electric Company




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                CONDITIONS OF SALE APPLYING TO PRODUCTS SOLD BY
                                  GE PLASTICS

                                 FORCE MAJEURE
   Neither the Customer nor GE Plastics shall be liable for its failure to perform its obligations, either in whole or in part, under the terms of this contract if such failure is a result of causes beyond its control, such as Acts of God, Acts of the other Party or labor disruptions, strikes, fire, floods, war, government regulation, the delay in or inability to obtain labor, machinery, material or services through its usual and regular sources or any other condition or cause beyond its reasonable control said causes being hereafter referred to as Force Majeure and the quantities of material affected by Force Majeure shall be deleted from the contract quantities. In the event the Force Majeure condition is not alleviated on or before the expiration of sixty (60) days, that party not incurring the Force Majeure condition may, at its option, terminate this contract upon written notice to the other party, such termination to be without further liability to either party.

                                    WARRANTY
   GE Plastics warrants that each product to be delivered hereunder will be of the kind designated, NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE SHALL APPLY. The conditions of any tests shall be mutually agreed upon and GE Plastics shall be notified of, and may be represented at all tests that may be made. If any failure of any product delivered hereunder to be of the kind designated or specified appears prior to the date which is 60 days from the date of shipment, or prior to date of use or resale of the product by the Customer, whichever date sooner occurs, and if the Customer shall notify GE Plastics thereof immediately, GE Plastics shall thereupon, at GE Plastics' option either (1) furnish, F.O.B. its plant or such other points as may designate a reprocessed or replacement product or (2) refund the purchase price. It is understood that any defective product will not be returned until authorized in advance by GE Plastics. Returned products should be intact in form as shipped and must retain GE Plastics' identity.

                            LIMITATION OF LIABILITY
   The liability of GE Plastics (except as to title) arising out of the supplying of said product, or its use, whether on warranties, contract, negligence or otherwise, shall not in any case exceed the cost of correcting defects in the product as herein provided, and upon the expiration of the applicable warranty period specified herein, all such liability shall terminate. The foregoing shall constitute the sole and exclusive remedy of the Customer and the exclusive liability of GE Plastics. THE WARRANTIES STATED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES (EXCEPT TITLE), WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR PURPOSE. IN NO EVENT SHALL GE PLASTICS BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGE.

                                TECHNICAL ADVICE
   Any technical advice furnished or recommendation made by GE Plastics or any representative of GE Plastics concerning any use or application of any product furnished under this contract is believed to be reliable but GE Plastics makes no warranty, express or implied, as to its accuracy or completeness or of the results to be obtained. With regard to any reprocessing or conversion of the products delivered hereunder, the Customer assumes full responsibility for quality control, testing and determination of suitability of such reprocessed or converted products for their intended application or use.

                                    PATENTS
   Customer shall hold GE Plastics harmless against any expense or loss resulting from infringement of patents or trademarks arising from compliance with the Customer's designs or specifications or instructions. Except as otherwise provided in the preceding sentence, GE Plastics shall defend any suit or proceeding brought against the Customer so far as based on a claim that any product, or any part thereof furnished under this contract constitutes an infringement of any patent of the United States, if notified promptly in writing and given authority, information and assistance (at GE Plastics' expense) for the defense of the same, and GE Plastics shall pay all damages and costs awarded therein against the Customer. In case said product, or any part thereof, is in such suit held to constitute infringement and the use of said product or part is enjoined, GE Plastics shall at its own expense either procure for the Customer the right to continue using said product, or part, or replace same with a non-infringing product, or modify it so it becomes non-infringing, or remove said product and refund the purchase price and the transportation cost thereof. GE Plastics shall, however, in no event be liable for any use made by the Customer of the product supplied hereunder which is covered by any adversely held patents. The foregoing states the entire liability of GE Plastics for patent infringement by said product or any part thereof.

                       PRODUCT WARNINGS AND INSTRUCTIONS
   The Customer acknowledges that the products delivered hereunder may be, or become, considered as hazardous materials under various laws and regulations. The Customer agrees to familiarize itself (without reliance on GE Plastics except to the accuracy of specific safety information actually furnished by GE Plastics) with any hazards of such goods and their applications and the containers in which such goods are shipped. The Customer agrees to inform and train its employees and properly warn and instruct its customers as to such hazards.

                                 SECURITY TITLE
   Security Title and right of possession of the products sold hereunder shall remain with GE Plastics and such products shall remain personal property until all payments hereunder (including deferred payments, whether evidenced by notes or otherwise) shall have been made in full in cash and the Customer agrees to do all acts necessary to perfect and maintain such security right and title in GE Plastics.

                              GOVERNMENT CONTRACTS
   Under its standard accounting procedures, GE Plastics is unable to supply the Federal Acquisition Regulation (FAR) required cost and pricing data. The Customer shall make no claims against GE Plastics regarding the failure to provide such data. GE Plastics will accept no obligation to supply goods which, under the current FARs would: (i) prevent qualification for an exemption; (ii) require submission of cost and pricing data; or (iii) require compliance with Cost Accounting Standards thereunder.

                            SALES AND SIMILAR TAXES
   GE Plastics prices do not include sales, use, excise or similar taxes. Consequently, in addition to the price specified herein, the amount of any present or future sales, use, excise or other similar tax applicable to the sale of the products hereunder or the use thereof by GE Plastics or by the Customer, or in lieu thereof, the Customer shall provide GE Plastics with a tax-exemption certificate acceptable to the taxing authorities.

                                  CANCELLATION
   The Customer may cancel his order, provided he gives written notice to GE Plastics and pays to GE Plastics the latter's cancellation charges, if any.

                                   VARIATIONS
   Unless otherwise specified in writing, any variation over or under in quantities shipped not exceeding 10% of the quantities ordered shall constitute compliance with the order and the unit price will continue to apply.

                                    GENERAL
   GE Plastics will comply with all applicable Federal, State, and local laws. The Customer's assignment of his order, or of any interest therein or of any rights hereunder, without the written consent of GE Plastics, shall be void. This document contains the entire agreement between GE Plastics and the Customer respecting the subject matter hereof and any representation, promise, condition or understanding not contained herein shall not be binding upon either party. Any provisions or conditions to the Customer's order which are in any way inconsistent with or in addition to these Conditions of Sale (except additional shipping instructions specifying quantity and character of the items ordered) shall not be binding on GE Plastics and shall not be considered applicable to this sale. No waiver, alteration, or modification of the foregoing conditions shall be valid unless made in writing and signed by an authorized representative of GE Plastics.



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                                                          AGREEMENT #: 26949
                                                          CUSTOMER #:  90099
                                                          SUPERCEDES:  24742


                                 ATTACHMENT "A"

PRODUCT LINE:   LEXAN

GRADE/COLOR:

                                PRICE PER LB.   MINIMUM ITEM SHIPMENT QTY.
                                -------------   --------------------------

OQ4120R GP (Natural)               $2.00            5,500 lbs and up
OQ4120R ST (Tints)                 $2.10            2,200 lbs and up
OQ4220R GP (Natural)               $2.00            5,500 lbs and up
OQ422OR ST (Tints)                 $2.10            2,200 lbs and up
OQ432OR GP (Natural)               $2.00            5,500 lbs and up
OQ432OR ST (Tints)                 $2.10            2,200 lbs and up
OQ462OR GP (Natural)               $2.00            5,500 lbs and up
OQ4620R ST (Tints)                 $2.10            2,200 lbs and up
OQ462O  ST (Tints)                 $2.10            2,200 lbs and up
103R    GP (Natural)               $2.00            5,500 lbs and up
103R    ST (Tints)                 $2.10            2,200 lbs and up
ML4284  GP (Natural)               $2.00            5,500 lbs and up
ML4284  ST (Tints)                 $2.10            2,200 lbs and up



NOTE:    The prices listed above are effective March 6, 1996.

Additional grade/color combinations may be added to this agreement as mutually agreed upon by Uvex Safety, Inc. and GE Plastics.

PRICE PROTECTION:

GE Plastics will not increase these prices during the term of this agreement.

GUARANTEE OF SUPPLY:

GE Plastics guarantees that we will make available to Uvex Safety 2MM pounds of polycarbonate during the term of the agreement.

PRODUCTIVITY:

See Addendum "A"
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                                   ADDENDUM "A"

PRODUCTIVITY PROGRAM:

GE Plastics and UVEX Safety agree to mutually participate in a Productivity Program which will attempt to improve productivity at UVEX Safety's site. Each party agrees to provide sufficient personnel and time to develope projects sufficient to meet the Productivity Goal. The goal of this program shall be to achieve quantifiable cost savings of $64,000 by 12/31/96. Savings credit shall be measured and tracked by UVEX Safety and approved by GE Plastics. Savings credit for an approved project shall be equal to any GE Plastics' investment plus any estimated savings that will generate over a 12 month period. UVEX Safety agrees to promptly implement any approved projects and if it fails to do so, UVEX safety shall still provide GEP productivity credit in the amount of the estimated annual savings.

In the event that the Productivity Goal is not achieved by 12/31/96, GEP agrees to compensate UVEX Safety for the difference between the Productivity Goal and the Savings Credit in the form of a credit memo by January 31, 1997.

This productivity guarantee is void in the event the Productivity Goal is not achieved due to lack of commitment by UVEX Safety as determined in GEP's reasonable discretion.